SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )

Compton Petroleum Corporation
(Name of Issuer)

Common Shares, no par value
(Title of Class of Securities)

204940308
(CUSIP Number)

August 31, 2011
(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 26 Pages)

______________________________
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 204940308	Schedule 13G	Page 2 of 26 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Partners
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 729,463
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 729,463
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 729,463
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.77%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 204940308	Schedule 13G	Page 3 of 26 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Institutional Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,635,431
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,635,431
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,635,431
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.20%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 204940308	Schedule 13G	Page 4 of 26 Pages

1	NAME OF REPORTING PERSON M. H. Davidson & Co.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 111,897
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 111,897
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 111,897
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.42%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 204940308	Schedule 13G	Page 5 of 26 Pages

1	NAME OF REPORTING PERSON Davidson Kempner International, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,835,910
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,835,910
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,835,910
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.97%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 204940308	Schedule 13G	Page 6 of 26 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Distressed Opportunities Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 221,909
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 221,909
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 221,909
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.84%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 204940308	Schedule 13G	Page 7 of 26 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Distressed Opportunities International Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 328,856
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 328,856
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 328,856
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.25%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 204940308	Schedule 13G	Page 8 of 26 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Capital Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,863,466
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,863,466
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,863,466
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 18.45%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 204940308	Schedule 13G	Page 9 of 26 Pages

1	NAME OF REPORTING PERSON Thomas L. Kempner, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,863,466
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,863,466
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,863,466
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 18.45%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 204940308	Schedule 13G	Page 10 of 26 Pages

1	NAME OF REPORTING PERSON Anthony A. Yoseloff
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,863,466
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,863,466
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,863,466
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 18.45%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 204940308	Schedule 13G	Page 11 of 26 Pages

1	NAME OF REPORTING PERSON Avram Z. Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,863,466
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,863,466
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,863,466
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 18.45%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 204940308	Schedule 13G	Page 12 of 26 Pages

1	NAME OF REPORTING PERSON Conor Bastable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,863,466
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,863,466
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,863,466
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 18.45%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 204940308	Schedule 13G	Page 13 of 26 Pages

1	NAME OF REPORTING PERSON Morgan Blackwell
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,863,466
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,863,466
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,863,466
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 18.45%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 204940308	Schedule 13G	Page 14 of 26 Pages

Item 1 (a).	NAME OF ISSUER:

Compton Petroleum Corporation (the "Company")

Item 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

Suite 500, Bankers Court 850 - 2nd Street SW Calgary, Alberta, Canada T2P 0R8

Item 2 (a).	NAME OF PERSON FILING:

This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

(i)
Davidson Kempner Partners, a New York limited partnership ("DKP"). MHD Management Co., a New York limited partnership ("MHD"), is the general partner of DKP and MHD Management Co. GP, L.L.C., a Delaware limited liability company is the general partner of MHD.  DKCM (as defined below) is responsible for the voting and investment decisions of DKP;

(ii)
Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP"). Davidson Kempner Advisers Inc., a New York corporation and a registered investment adviser with the U.S. Securities and Exchange Commission, is the general partner of DKIP. DKCM is responsible for the voting and investment decisions of DKIP;

(iii)
M. H. Davidson & Co., a New York limited partnership ("CO"). M.H. Davidson & Co. GP, L.L.C., a Delaware limited liability company, is the general partner of CO. DKCM is responsible for the voting and investment decisions of CO;

(iv)
Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL").  Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company, is the investment manager of DKIL. DKCM is responsible for the voting and investment decisions of DKIL;

(v)
Davidson Kempner Distressed Opportunities Fund LP, a Delaware limited partnership ("DKDOF").  DK Group LLC, a Delaware limited liability company, is the general partner of DKDOF. DKCM is responsible for the voting and investment decisions of DKDOF;

(vi)
Davidson Kempner Distressed Opportunities International Ltd., a Cayman Islands exempted company ("DKDOI").  DK Management Partners LP, a Delaware limited partnership, is the investment manager of DKDOI.  DKCM is responsible for the voting and investment decisions of DKDOI;

CUSIP No. 204940308	Schedule 13G	Page 15 of 26 Pages

(vii)
Davidson Kempner Capital Management LLC, a New York limited liability company, acts as investment manager to each of DKP, DKIP, CO, DKIL, DKDOF, and DKDOI ("DKCM") either directly or by virtue a sub-advisory agreement with the investment manager of the relevant fund.  The managing members of DKCM are Messrs. Thomas L. Kempner, Jr., Stephen M. Dowicz, Scott E. Davidson, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman, Conor Bastable and Morgan Blackwell; and

(viii)
Messrs. Thomas L. Kempner, Jr., Anthony A. Yoseloff, Avram Z. Friedman, Conor Bastable and Morgan Blackwell (collectively, the "Principals"), through DKCM, are responsible for the voting and investment decisions of DKP, DKIP, CO, DKIL, DKDOF, and DKDOI.

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

Item 2(c).	CITIZENSHIP:

(i) DKP – a New York limited partnership

(ii) DKIP – a Delaware limited partnership

(iii) CO – a New York limited partnership

(iv) DKIL – a British Virgin Islands corporation

(v) DKDOF - a Delaware limited partnership

(vi) DKDOI - a Cayman Islands exempted company

(vii) DKCM – a New York limited liability company

(viii) Thomas L. Kempner, Jr. – United States

(ix) Anthony A. Yoseloff – United States

(x) Avram Z. Friedman – United States

(xi) Conor Bastable – United States

(xii) Morgan Blackwell – United States

Item 2(d).	TITLE OF CLASS OF SECURITIES:

Common Shares, no par value (the "Common Shares")

CUSIP No. 204940308	Schedule 13G	Page 16 of 26 Pages

Item 2(e).	CUSIP NUMBER:

204940308

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment Company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);
(f)	☐	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);
(g)	☐	Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);
(h)	☐	Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;
(j)	☐	Non-U.S. institution in accordance with Rule 13-1(b)(1)(ii)(J).
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

Item 4.	OWNERSHIP.

The percentages used in this Schedule 13G are calculated based upon 26,358,534 Common Shares as reported in the Company's Registration Statement on Amendment No. 1 to Form F-10, filed on August 11, 2011 ("Form F-10/A"), as being outstanding upon completion of the Recapitalization (as described in the Company's Form F-10/A).

A.	DKP
	(a)	Amount beneficially owned: As of the date of this filing, 729,463 Common Shares. As of August 31, 2011, 470,953 Common Shares.
	(b)	Percent of class: As of the date of this filing, 2.77%. As of August 31, 2011, 1.79%.
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: As of the date of this filing, 729,463 Common Shares. As of August 31, 2011, 470,953 Common Shares.
		(iii)	sole power to dispose or to direct the disposition: 0
		(iv)	shared power to dispose or to direct the disposition: As of the date of this filing, 729,463 Common Shares. As of August 31, 2011, 470,953 Common Shares.

CUSIP No. 204940308	Schedule 13G	Page 17 of 26 Pages

B.	DKIP
	(a)	Amount beneficially owned: As of the date of this filing, 1,635,431 Common Shares. As of August 31, 2011, 1,055,857 Common Shares.
	(b)	Percent of class: As of the date of this filing, 6.20%. As of August 31, 2011, 4.01%.
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: As of the date of this filing, 1,635,431 Common Shares. As of August 31, 2011, 1,055,857 Common Shares.
		(iii)	sole power to dispose or to direct the disposition: 0
		(iv)	shared power to dispose or to direct the disposition: As of the date of this filing, 1,635,431 Common Shares. As of August 31, 2011, 1,055,857 Common Shares.

C.	CO
	(a)	Amount beneficially owned: As of the date of this filing, 111,897 Common Shares. As of August 31, 2011, 72,251 Common Shares.
	(b)	Percent of class: As of the date of this filing, 0.42%. As of August 31, 2011, 0.27%.
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: As of the date of this filing, 111,897 Common Shares. As of August 31, 2011, 72,251 Common Shares.
		(iii)	sole power to dispose or to direct the disposition: 0
		(iv)	shared power to dispose or to direct the disposition: As of the date of this filing, 111,897 Common Shares. As of August 31, 2011, 72,251 Common Shares.

D.	DKIL
	(a)	Amount beneficially owned: As of the date of this filing, 1,835,910 Common Shares. As of August 31, 2011, 1,185,318 Common Shares.
	(b)	Percent of class: As of the date of this filing, 6.97%. As of August 31, 2011, 4.50%.
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: As of the date of this filing, 1,835,910 Common Shares. As of August 31, 2011, 1,185,318 Common Shares.
		(iii)	sole power to dispose or to direct the disposition: 0
		(iv)	shared power to dispose or to direct the disposition: As of the date of this filing, 1,835,910 Common Shares. As of August 31, 2011, 1,185,318 Common Shares.

CUSIP No. 204940308	Schedule 13G	Page 18 of 26 Pages

E.	DKDOF
	(a)	Amount beneficially owned: As of the date of this filing, 221,909 Common Shares. As of August 31, 2011, 143,160 Common Shares.
	(b)	Percent of class: As of the date of this filing, 0.84%. As of August 31, 2011, 0.54%.
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: As of the date of this filing, 221,909 Common Shares. As of August 31, 2011, 143,160 Common Shares.
		(iii)	sole power to dispose or to direct the disposition: 0
		(iv)	shared power to dispose or to direct the disposition: As of the date of this filing, 221,909 Common Shares. As of August 31, 2011, 143,160 Common Shares.

F.	DKDOI
	(a)	Amount beneficially owned: As of the date of this filing, 328,856 Common Shares. As of August 31, 2011, 212,127 Common Shares.
	(b)	Percent of class: As of the date of this filing, 1.25%. As of August 31, 2011, 0.80%.
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: As of the date of this filing, 328,856 Common Shares. As of August 31, 2011, 212,127 Common Shares.
		(iii)	sole power to dispose or to direct the disposition: 0
		(iv)	shared power to dispose or to direct the disposition: As of the date of this filing, 328,856 Common Shares. As of August 31, 2011, 212,127 Common Shares.

G.	DKCM
	(a)	Amount beneficially owned: As of the date of this filing, 4,863,466 Common Shares. As of August 31, 2011, 3,139,666 Common Shares.
	(b)	Percent of class: As of the date of this filing, 18.45%. As of August 31, 2011, 11.91%.
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: As of the date of this filing, 4,863,466 Common Shares. As of August 31, 2011, 3,139,666 Common Shares.
		(iii)	sole power to dispose or to direct the disposition: 0
		(iv)	shared power to dispose or to direct the disposition: As of the date of this filing, 4,863,466 Common Shares. As of August 31, 2011, 3,139,666 Common Shares.

CUSIP No. 204940308	Schedule 13G	Page 19 of 26 Pages

H.	Thomas L. Kempner, Jr.
	(a)	Amount beneficially owned: As of the date of this filing, 4,863,466 Common Shares. As of August 31, 2011, 3,139,666 Common Shares.
	(b)	Percent of class: As of the date of this filing, 18.45%. As of August 31, 2011, 11.91%.
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: As of the date of this filing, 4,863,466 Common Shares. As of August 31, 2011, 3,139,666 Common Shares.
		(iii)	sole power to dispose or to direct the disposition: 0
		(iv)	shared power to dispose or to direct the disposition: As of the date of this filing, 4,863,466 Common Shares. As of August 31, 2011, 3,139,666 Common Shares.

I.	Anthony A. Yoseloff
	(a)	Amount beneficially owned: As of the date of this filing, 4,863,466 Common Shares. As of August 31, 2011, 3,139,666 Common Shares.
	(b)	Percent of class: As of the date of this filing, 18.45%. As of August 31, 2011, 11.91%.
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: As of the date of this filing, 4,863,466 Common Shares. As of August 31, 2011, 3,139,666 Common Shares.
		(iii)	sole power to dispose or to direct the disposition: 0
		(iv)	shared power to dispose or to direct the disposition: As of the date of this filing, 4,863,466 Common Shares. As of August 31, 2011, 3,139,666 Common Shares.

J.	Avram Z. Friedman
	(a)	Amount beneficially owned: As of the date of this filing, 4,863,466 Common Shares. As of August 31, 2011, 3,139,666 Common Shares.
	(b)	Percent of class: As of the date of this filing, 18.45%. As of August 31, 2011, 11.91%.
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: As of the date of this filing, 4,863,466 Common Shares. As of August 31, 2011, 3,139,666 Common Shares.
		(iii)	sole power to dispose or to direct the disposition: 0
		(iv)	shared power to dispose or to direct the disposition: As of the date of this filing, 4,863,466 Common Shares. As of August 31, 2011, 3,139,666 Common Shares.

CUSIP No. 204940308	Schedule 13G	Page 20 of 26 Pages

K.	Conor Bastable
	(a)	Amount beneficially owned: As of the date of this filing, 4,863,466 Common Shares. As of August 31, 2011, 3,139,666 Common Shares.
	(b)	Percent of class: As of the date of this filing, 18.45%. As of August 31, 2011, 11.91%.
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: As of the date of this filing, 4,863,466 Common Shares. As of August 31, 2011, 3,139,666 Common Shares.
		(iii)	sole power to dispose or to direct the disposition: 0
		(iv)	shared power to dispose or to direct the disposition: As of the date of this filing, 4,863,466 Common Shares. As of August 31, 2011, 3,139,666 Common Shares.

L.	Morgan Blackwell
	(a)	Amount beneficially owned: As of the date of this filing, 4,863,466 Common Shares. As of August 31, 2011, 3,139,666 Common Shares.
	(b)	Percent of class: As of the date of this filing, 18.45%. As of August 31, 2011, 11.91%.
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0
		(ii)	shared power to vote or to direct the vote: As of the date of this filing, 4,863,466 Common Shares. As of August 31, 2011, 3,139,666 Common Shares.
		(iii)	sole power to dispose or to direct the disposition: 0
		(iv)	shared power to dispose or to direct the disposition: As of the date of this filing, 4,863,466 Common Shares. As of August 31, 2011, 3,139,666 Common Shares.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not Applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable.

CUSIP No. 204940308	Schedule 13G	Page 21 of 26 Pages

Item 9.	NOTICE OF DISSOLUTION OF GROUP.

Not Applicable.

Item 10.	CERTIFICATION.

Each of the Reporting Persons hereby makes the following certification:

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 204940308	Schedule 13G	Page 22 of 26 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  January 6, 2012

DAVIDSON KEMPNER PARTNERS
By: MHD Management Co.,
its General Partner

By: MHD Management Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.
By: Davidson Kempner Advisers Inc.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: President

M.H. DAVIDSON & CO.
By: M.H. Davidson & Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER INTERNATIONAL, LTD.
By: Davidson Kempner International Advisors, L.L.C.,
its Investment Manager

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

CUSIP No. 204940308	Schedule 13G	Page 23 of 26 Pages

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES FUND LP
By: DK Group LLC,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES INTERNATIONAL LTD.
By: DK Management Partners LP,
its Investment Manager

By: DK Stillwater GP LLC,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER CAPITAL MANAGEMENT LLC

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

/s/ Thomas L. Kempner, Jr.
Thomas L. Kempner, Jr.

/s/ Anthony A. Yoseloff
Anthony A. Yoseloff

/s/ Avram Z. Friedman
Avram Z. Friedman

/s/ Conor Bastable
Conor Bastable

/s/ Morgan Blackwell
Morgan Blackwell

CUSIP No. 204940308	Schedule 13G	Page 24 of 26 Pages

JOINT ACQUISITION STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  January 6, 2012

DAVIDSON KEMPNER PARTNERS
By: MHD Management Co.,
its General Partner

By: MHD Management Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.
By: Davidson Kempner Advisers Inc.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: President

M.H. DAVIDSON & CO.
By: M.H. Davidson & Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

CUSIP No. 204940308	Schedule 13G	Page 25 of 26 Pages

DAVIDSON KEMPNER INTERNATIONAL, LTD.
By: Davidson Kempner International Advisors, L.L.C.,
its Investment Manager

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES FUND LP
By: DK Group LLC,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES INTERNATIONAL LTD.
By: DK Management Partners LP,
its Investment Manager

By: DK Stillwater GP LLC,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER CAPITAL MANAGEMENT LLC

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

/s/ Thomas L. Kempner, Jr.
Thomas L. Kempner, Jr.

/s/ Anthony A. Yoseloff
Anthony A. Yoseloff

CUSIP No. 204940308	Schedule 13G	Page 26 of 26 Pages

/s/ Avram Z. Friedman
Avram Z. Friedman

/s/ Conor Bastable
Conor Bastable

/s/ Morgan Blackwell
Morgan Blackwell